Exhibit (h)(3)(s)

AMENDED SCHEDULE A
PACIFIC LIFE FUNDS
OPERATING EXPENSE LIMIT UNDER EXPENSE LIMITATION AGREEMENT
Effective July 1, 2010 through June 30, 2011

Maximum Operating Expense Limit
(as a Percentage of average daily net assets)

PL Money Market Fund	0.30%

PACIFIC LIFE FUNDS

By: /s/ Howard T. Hirakawa	By: /s/ Audrey L. Milfs
Name: Howard T. Hirakawa	Name: Audrey L. Milfs
Title: Vice President	Title: Vice President & Secretary

PACIFIC LIFE FUND ADVISORS LLC

By: /s/ Howard T. Hirakawa	By: /s/ Audrey L. Milfs
Name: Howard T. Hirakawa	Name: Audrey L. Milfs
Title: VP, Fund Advisor Operations	Title: Vice President & Secretary